AGREEMENT OF PURCHASE
                AND SALE OF ASSETS

THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS ("Agreement") is entered into this lst day of June, 1997 by and between ALLIED WEB, INC., a California corporation ("SELLER") and BRIDGE R&D,INC., a
California
corporation ("BUYER"), with reference to the following facts:

                RECITALS

A. SELLER is the owner of those certain assets ("Assets') set forth on
Exhibit "A", attached hereto and incorporated herein by this reference.

B. BUYER desires to purchase the Assets from SELLER, and SELLER desires to sell the Assets to BUYER.

NOW, THEREFORE, in consideration of the above-recited facts, for other good and valuable consideration and the mutual promises, covenants, representations, warranties, agreements, indemnities and provisions contained herein, the parties agree as follows:

                ARTICLE I
                PURCHASE AND SALE

1.1 SALE. SELLER agrees to sell and BUYER agrees to buy SELLER's interests in the Assets.

1.2 PURCHASE PRICE.   The purchase price for the Assets("Purchase
Price")
shall be One Hundred & Ninety One Thousand Six Hundred and. Forty
Dollars
($191,640,00), payable in cash or cash equivalent at the "Closing," as hereinafter defined.

                ARTICLE 2
                CLOSING

2.1 CLOSING DATE. The closing ("Closing") shall take place at 10:00 a.m.
on June 19, 1997 (the "Closing Date") at such place as the parties agree.

2.2 DELIVERIES BY SELLER. At the Close of Escrow, SELLER shall deliver to
BUYER a Bill of Sale for the SELLER's interest in all of the Assets, substantially in the form attached hereto as Exhibit "B" and incorporated herein by this reference.

2.3 DELIVERIES BY BUYER. At the Close of Escrow, BUYER shall deliver to
SELLER the following:

   (a) The Purchase Price in cash or cash equivalent; and

   (b) All other documents required to consummate the transactions contemplated herein.



                ARTICLE 3
                REPRESENTATIONS AND WARRENTIES OF SELLER

     SELLER hereby represents and warrants to BUYER as follows:

3.1 ORGANIZATION AND RELATED MATTERS. SELLER is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California. SELLER has the corporate power and authority to carry on the business as now being conducted, and the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken all actions necessary to secure all approvals required in connection therewith.

3.2 AUTHORITY. SELLER has fall power and the capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, SELLER, enforceable in accordance with its terms; and no further action, approvals or consents are necessary on the part of the SELLER; nor is it necessary for SELLER to obtain any actions, approvals or consents from any third persons, governmental or other, to make this Agreement valid and binding upon and enforceable against SELLER in accordance with its terms, or to enable SELLER to perform this Agreement and the transactions contemplated hereby.

3.3 TITLE AND QUIET ENJOYMENT. SELLER has good and marketable title to all of the Assets. All the Assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of all defects of title, mortgages, liens, pledges, leases, charges, encumbrances, equities, claims, conditional sale contracts, easements, rights of way, security interests, covenants, conditions, or restrictions.

3.4 DISCLOSURE. There is no fact known to SELLER which has not been disclosed to BUYER in writing with respect to the business, assets, liabilities, financial condition or performance of SELLER, which could reasonably be anticipated to have a material adverse affect upon the existing or expected financial condition, operations, sales, gross margins, operating results, assets, customer relations, employee relations or business prospects of SELLER.

                ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF BUYER

BUYER represents and warrants to the SELLER as follows:

4.1 ORGANIZATION AND RELATED MATTERS. BUYER is a California corporation, duty organized, validly existing and in good standing under the laws of the State of California. BUYER has the corporate power and authority to carry on the business as now being conducted, and the corporate power and authority to execute and deliver this Agreement. and consummate the transactions contemplated hereby and has taken all actions necessary to secure all approvals required in connection therewith.

4.2 DUE AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions required of BUYER under this Agreement have been duly authorized by BUYER; no further authorization on the part of BUYER is necessary therefor, and this Agreement represents a valid agreement of BUYER which is binding on and enforceable against BUYER in accordance with its terms.

                ARTICLE 5
                OBLIGATIONS PENDING AND FOLLOWING THE CLOSING

5.1 CONSENTS/LITIGATION.  Each party shall use its best efforts:
(a) to
obtain or cause to be obtained at the earliest practicable date and prior to the Closing Date all consents, approvals, permits and licenses necessary to permit such party to consummate the transactions contemplated hereby which can reasonably be obtained by the Closing Date; and
(b) to
resist and obtain the dismissal of any litigation, investigation or other proceeding which questions the validity or legality or seeks to hinder or prevent the consummation of the transactions contemplated hereby.

5.2 NOTICE OF BREACH. Each party to this Agreement will immediately give written notice to the other parties of the occurrence of any event, or the failure of any event to occur, that results in a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein.

5.3 OTHER OFFERS. SELLER shall not solicit, consider, entertain, accept or take any other affirmative or favorable action with respect to any offer or proposal involving: (a) a sale of any of the Assets;(b) any merger, consolidation or other reorganization of SELLER with or into any other entity; or (c) any other transaction which would prevent or hinder the consummation of the transactions contemplated herein.

5.4 FURTHER ASSURANCES. Each party hereto shall execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

5.5 BEST EFFORTS. BUYER and SELLER will use their best efforts to perform or cause to be satisfied each covenant or condition contained herein to be performed or satisfied by it.

                ARTICLE 6
                NATURE AND SURVIVAL OF COVENANTS,
                REPRESENTATION AND WARRANTIES

All of the covenants, representations and warranties set forth in this
Agreement or in any exhibits, schedules or documents, certificates or other instruments delivered pursuant hereto shall, unless waived in writing by the party or parties for whose benefit such covenant, representation or warranty was made, remain in full force and effect regardless of any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto, and all such covenants, representations and warranties shall survive the Closing.

                ARTICLE 7
                CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

The obligations of BUYER to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the
Closing, of each of the following conditions, each of which shall be deemed independent, waivable and waivable in writing in whole or in part at the option of the BUYER.

7.1 ACCURACY OF REPRESENTATINS AND WARRANTIES.
All representations and warranties made by SELLER, whether contained herein or in the schedules or the exhibits hereto, or in any certificates or other documents or instruments delivered by SELLER to BUYER pursuant hereto or in connection with the transactions contemplated hereby, shall be true and accurate in all material respects as of the date when made and on and as of the Closing Date as though made at that time.

7.2 PERFORMANCE. SELLER shall, in all material respects, have performed, satisfied and complied with all covenants, agreements, obligations and conditions and all actions required by this Agreement to be performed taken or complied with by any or all of them, on or before the Closing
Date.

7.3 RECEIPT OF DOCUMENTS. At the Closing, BUYER shall have received an executed Bill of Sale from SELLER in the form attached hereto as Exhibit
"B."

7.4 CONSENTS. All necessary consents and approvals from any persons, governmental or other, required to be obtained by the BUYER or SELLER to consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it shall have been obtained.

                ARTICLE  8
                CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

The obligations of the SELLER to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, as of or before the Closing, of each of the following conditions, each of which shall be deemed independent severable and waivable in writing in whole or in part by SELLER:

8.1 REPRESENTATIONS AND WARRANTIES. The representations and Warranties antics of BUYER contained herein shall be true and accurate in all material respects as of the date when made and at and as of the Closing
Date as though such representations arid warranties were also made at and as of the Closing Date.

8.2 PERFORMANCE. BUYER shall have performed, satisfied and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on prior to the Closing.

        ARTICLE 9
        SELLER'S INDEMNIFICATION

9.1 INDEMNIFICATION. SELLER agrees to indemnify and hold BUYER harmless from and against any and all damages, liabilities, losses, costs and expenses, including attorneys' fees ("Damages") sustained by BUYER as a result of or arising out of: (a) a breach of any representation or warranty by SELLER in this Agreement, or a breach or default in the performance of any of the covenants of SELLER in this Agreement; or
(b) any pending or threatened claims or litigation. For purposes of this
Section, any damages, liabilities, losses, costs and expenses, including attorneys' fees, sustained by SELLER after the Closing Date with respect to (a) or (b) above shall be deemed to be sustained by BUYER.

9.2 INDEMNIFICATION PROCEDURE. With respect to claims or actions by third parties, SELLER agrees that it shall be liable to reimburse BUYER on demand and on proof for any Damages suffered by BUYER, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect of any
Damages to which the foregoing indemnities relate. SELLER agrees that it shall be jointly and severally liable under the foregoing indemnity as soon as the amount of such Damages has reasonably been determined.

                ARTICLE 10
                EXPENSES AND BROKER'S FEES

10.1 EXPENSES. Except for expenses which are the subject of indemnification pursuant to Article 10, above, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

10.2 BROKER'S FEES. SELLER and BUYER each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

                ARTICLE  11
                NOTICES AND DELIVERIES

All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, and all deliveries shall be deemed to have been duly made, if delivered in person or mailed, certified, return receipt requested, postage prepaid:

If to SELLER:    Allied Web, Inc.
                 1796l Skypark Circle, #G
                 Irvine, California 92714

With a copy to:  Keith Rosenbaum, Esq.
                 Rosenbaum & Deihl
                 8001 Irvine Center Drive, Suite 1500
                 Irvine, California 92718

If to BUYER:     John Harwer
                 Bridge R&D, Inc.
                 10532 Walker Street, Suite 3
                 Cypress, California 90630

With a copy to:  Jackson, DeMarco & Peckenpaugh
                 4 Park Plaza, 16th Floor
                 Irvine, California 92623
                 Attention: Roger Alan Grad

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party. If any notice or other document is sent by certified mail, return receipt requested, postage prepaid as aforementioned, the same shall be deemed served or delivered seventy-two
(72) hours after mailing thereof.

                ARTICLE 12
                MISCELLANEOUS


12.1 COSTS AND ATTORNEY'S FEES.

   (a) In any action, arbitration proceeding or other litigation ("Litigation") between the par-ties to declare the rights granted in this agreement or to enforce the provisions of this agreement, the party prevailing in the Litigation, whether at trial or on appeal, shall be entitled to its costs and expenses of suit, including, without limitation, a reasonable sum as and for attorneys' fees incurred in such Litigation.
The term "prevailing party" as used in this paragraph shall not be limited to a prevailing plaintiff, but shall also include, without limitation, any party who is made a defendant in Litigation in which damages or other relief or both may be sought against such party and a final 'judgment on dismissal or decree is entered in such Litigation in favor of such party defendant.

   (b) Attorneys' fees incurred in enforcing any 'judgment rendered in connection with the interpretation or enforcement of this agreement
("Judgment") are recoverable by the party in whose favor such Judgment is rendered, as a separate item of damages. The provisions of this paragraph are severable from the other provisions of this agreement and shall survive any such Judgment, and the provisions of this paragraph shall not be deemed merged into any such Judgment.

12.2 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shal.1 any provision give any third persons any right of subrogation or action over against any party to Counterparts Agreement.

12.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all o-l-which together shall be deemed to be one and the same instrument. However, this Agreement shall be ineffective for any purposes whatsoever unless and until executed by all parties hereto.

12.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.5 ENTIRE AGREEMENT. This Agreement, including the exhibits and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

12.6 HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of an of its provisions.

12.7 PRONOUNS AND ARTICLES. All pronouns and articles and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identification of the person or persons, firm or firms, corporation or corporations, partnership or partnerships may require.

12.8 MODIFICATION. This Agreement shall not be amended or modified except by a writing signed by all of the parties hereto.

12.9 GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of California.

12.10 EXECUTION OF ADDITIONAL DOCUMENTS.
BUYER and SELLER each agree to execute and deliver such additional documents as may be reasonably required to effectuate the transactions contemplated by this Agreement, including, without limitation, the execution of a Fictitious Business Name Statement and such other documents as may be required to transfer the right to use the name
"DataStor" to
BUYER.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.



                              "BUYER"

                              BRIDGE R&D, INC.
                              a California corporation


                              By: John Harwer
                                    ----------------------
                                    John Harwer, President



                              "SELLER"

                              ALLIED WEB, INC.
                              a California corporation

                              By : Denise Lafone
                                    -------------------------
                                    Its: Financial Controller
                                    -------------------------







                EXHIBIT A-1

                BRIDGE R&D
                FIXED ASSETS


Net Resi-           Net         5 months  Book
dual                Book        Depre.    Value      Econ.   June
Value as of         Useful  97's    of
Date         monthly  1995     1996 5/31/97   6/1/97     Life
Depre.
6/30/97
------  -----------  ---------- -------  --------  --------  -----
----

COMPUTER:
486/50M Multimedia w/monitor 1/3/95
1  1,500.00  84  17.86   214.29   214.29  89.29  982.14  55 17.86
964.29
Mac TLC & monitor 1/3/95
1    300.00  84   3.57    42.86  42.86  17.86   196.43  55   3.57
192.86
Used computer 1/3/95
3    975.00  84  11.61   139.29   139.29 58.04 638.39  55  11.61
626.79
Apple printer  4/6/95
1    646.50  84   7.70    92.36    92.36 38.48 55 423.30  7.70
415.61
386/40 computer 6/1/96
3  2,400.00  84  28.57   200.00   142.86  2,057.14 72  28.57
2,028.57
486/156 computer 6/1/96
2  2,000.00  84  23.81   166.67   119.05  1,714.29 72  23.81
1,690.48
Panasonic 2165 printer 8/1/96
1    255.00  84   3.04    15.18    15.18    224.64 74   3.04
221.61
Fujitsu DL3400 printer 8/1/96
3  2,385.00  84  28.39   141.96   141.96  2,101.07 74  28.39
2,072.68
Hewfett:Packard printer 8/1/96
4  7,960.00  84  94.76   473.81   473.81  7,012.38 74  94.76
6,917.62
Qume scripten 8/1/96
1  3,990.00  84  47.50   237.50   237.50  3,515.00 74  47.50
3,467.50
486/166 computer, 1.2MB 8/1/96
6 17,880.00  84 212.86 1,064.29 1,064.29 15,751.43 74 212.86
15,538.57
Pentium notebook 11/1/96
2  8,600.00  84 102.38 204.76    511.90   7,883.34  77  102.38
7,780.95
Laser Jet Printer 12/31/96
1  1,845.00  84  21.96  21.96  109.82 1,713.22  78  21.96
1,691.25
Acttx notebook computer 4/1/97
1  3,172.57  84  37.77  -  75.54   3,097.03  82       37.77
3,059.26

SUBTOTAL
53,909.07 641.77   488.79  3,014.91  3,095.57  47,309.81 641.77
46,668.03

FURNITURE & FIXTURE:
Brother fax machine 1/3/95
1  969.74  84   11.54 138.53 138.53     57.72  634.95 55  11.54
623.40
Conference table 1/3/95
1  300.00  84  3.57 42.86 42.86  17.86     196.43  55    3.57
192.86
Desk w/return,file & bookcase  1/3/95
1   860.00  84   10.24   122.86  122.86  51.19 563.10  55  10.24
552.86
Mac classic 1/3/95
2     400.00  84    4.76    57.14
57.14     23.81     261.90  55        4.76      257.14
Paper shreader 1/3/95
1   50.00  84    0.60 7.14 7.14  2.98 32.74  55  0.60  32.14
Canon fax machine 3/1/95
1   2,600.00  84   30.95   309.50
371.43    154.76   1,764.31  57       30.95    1,733.36
Phone system 5/1/95
1  13,150.32  84  156.55 1,252.40
1,878.62    782.76   9,236.55  59      156.55    9,079.99
Security system 5/1/95
1  2,405.00  84  28.63 229.04  343.57  143.15  1,689.23 59 28.63
1,660.60
Canon copier 7/1/95
1  3,898.68  84   46.41  278.46 556.95 232.06 2,831.20 61 46.41
2,784.79
Canon BJ-70 fax 8/1/96
1     799.00  84  9.51  47.56   47.56   703.88  74    9.51
694.37
IBM Selectric II 8/1/96
2  1,598.00 84 19.02 95.12  95.12  1,407.76  74   19.02  1,388.74
IBM Wheelwriter 15 8/1/96
1 1,270.00  84  15.12 75.60 75.60 1,118.81 74 15.12 1,103.69
AT&T fax machine
8/1/96 1  2,200.00  84 26.19 130.95 130.95  1,938.10 74 26.19
1,911.90
SUBTOTAL
30,500.74  363.10 2,437.93 3,868.33 1,815.52 22,378.95 363.11
22,015.85

VECHICLE:
1996 Mazda Truck 10/1/96
13,535.00  60  225.58 676.74  1,127.92  11,730.34  52  1225.58
11,504.76

GRANDTOTAL
97,944.81 1,230.46 2,926.72 7,559.98 6,039.00 81,419.10 1,230.46
80,188.64
========= ======== ======== ======== ======== ========= ========
=========

                EXHIBIT A-2

                BRIDGE R&D
                INTANGIBLE ASSETS

Trademark               $7,800.00

                EXHIBIT B

                BRIDGE R&D, INC.
                BEGINNING INVENTORY ROLLBACK LIST
                JUNE 30, 1997

             BEG. INVENT.  REPLACE    BEG. INVENT.   SLOW
ADJUSTED
             AS 6/1/97     COST       EXT. COST      MOVING
BEG. INV.
             QUANTITY      PER UNIT   AS 6/1/97      WRITEOFF
AS 6/1/97
             ------------  --------   ------------   --------    -
--------
22040           26           2.15       55.90         55.90
-
73020           22           1.70       37.40
37.40
73021           20           1.70       34.00         34.00
-
73023           33           1.70       56.10
56.10
73024           20           0.56       11.12         11.12
0.00
73025          300           0.51      153.00
153.00
73026           56           0.38       21.28
21.28
73028          486           0.41      199.26
199.26
80112            8           3.70       29.60         29.60
-
80113            2           5.50       11.00         11.00
-
80114           67          12.26      821.42        821.42
-
81102          193           6.00    1,158.00      1,158.00
-
81111            1           2.19        2.19          2.19
-
81114            9           9.30       83.70         83.70
-
81118           16           6.22       99.52         99.52
-
81130            5          10.00       50.00         50.00
-
81132           57           8.40      478.80
478.80
81508           10           0.40        4.00          4.00
-
82001           89           2.00      178.00        178.00
-
82002          116           2.00      232.00        232.00
-
82004          226           0.50      113.00        113.00
-
82006          100           0.51       51.00         51.00
-
82008        1,078           0.51      549.78
549.78
82012          404           0.50      202.00
202.00
82013           76           5.00      380.00
380.00
82014           17           8.00      136.00
136.00
84007          490          27.54   13,494.60
13,494.60
84008            3          70.38      211.14
211.14
89001          250           0.30       75.00
75.00
89011          264           1.83      483.38
483.38
89012           20          28.00      560.00
560.00
89013           62          21.50    1,333.00
1,333.00
89047           52          46.00    2,392.00
2,392.00
100561           6          23.00      138.00
138.00
104434       1,185           2.25    2,666.25
2,666.25
104437       1,153           0.75      864.75
864.75
202100          39          53.00    2,067.00
2,067.00
203335         177          53.00    9,381.00
9,381.00
205500         149          53.00    7,897.00
7,897.00
207555          65          82.00    5,330.00
5,330.00
209400          64          93.00    5,952.00
5,952.00
307100          48          82.00    3,936.00
3,936.00
309200          48         158.00    7,584.00
7,584.00
604222           3          19.38       58.14
58.14
CN3310CX       177          68.00   12,036.00
12,036.00
CQ3501         283           2.25      636.75
636.75
DS40001          0       1,400.00        -
-
DS5000-ITR       4          21.00       84.00
84.00
DS5000-FN        9          13.00      117.00
117.00
DS5000-PS        4          70.00      280.00
280.00
DS50001          6       2,000.00   12,000.00
12,000.00
EC12102          3          35.50      106.50
106.50
EC45015         34          29.00      986.00
986.00
E023105         91          51.10    4,650.10
4,650.10
ITR210X         91          17.45    1,587.95      1,587.95
-
M81310X          0           4.90        -
-
M84310X        159           5.00      795.00
795.00
M8S301X         23          24.96      574.08        574.08
-
M8S501X         13          22.61      293.93
293.93
M9F510X         10           5.97       59.70
59.70
M9H501X         -1           4.75       (4.75)
(4.75)
M9S501X          7          21.00      147.00
147.00
MCL301X         20           5.70      114.00
114.00
MCX310X         70           4.50      315.00
315.00
MDD301X          5           9.00       45.00
45.00
MJZ310X         67          15.93    1,067.31
1,067.31
MLC301X         12           5.75       69.00
69.00
MSE310X         95           9.04      858.80
858.80
MV5310X         27           6.70      180.90
180.90
MV5510X         10          12.95      129.50
129.50
SBA-03258       40           8.00      320.00
320.00
UFG301X         58           2.25      130.50
130.50
UFP301X        163           2.25      366.75
366.75

                                   107,517.35      5,096.48
102,420.87







                   Executive Employment Agreement


     This Employment Agreement ("Agreement") is dated as of June
1, 1997,
between Bridge Technology, Inc., a Nevada corporation (the
"Company"), and
John J. Harwer (the "Executive").

                          WITNESSETH:

      WHEREAS, Company is in the business of acquiring and managing technology companies.

      WHEREAS, Executive has experience which qualifies him to perform the services which Company requires, and is not restricted under any agreements, written or oral, from rendering the services to and for the benefit of Company as contemplated by this Agreement.

       WHEREAS, Company and Executive (collectively, the
"Parties") desire
by this Agreement to provide the terms and conditions of the employment and the benefits to be provided by Company to Executive.

       WHEREAS, the Company determined that the Executive is a valued employee of the Company and wishes to ensure his continued employment with the Company and document the terms of the Executive's employment by the
Company.

       WHEREAS, the Company also has determined that it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of certain key members of the
Company's management, including the Executive, to their assigned duties without distraction by uncertain circumstances arising from the possibility of a change in control of the Company.

       WHEREAS, the Company also has determined that it is in the best interest of the Company and its shareholders to minimize the personal considerations of certain key members of management in their evaluation of any potential change in control of the Company.

       WHEREAS, the Company has determined that the loss of the Executive's services would have a detrimental effect on the implementation of a change in control of the Company (in the event the Company determines to effect such a change in control of the Company).

          NOW THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:


                             ARTICLE  I
                             EMPLOYMENT

1.1 Employment. The Company employs the Executive and the
Executive hereby
accepts employment as the Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth.

1.2 Term. The employment of the Executive by the Company under the terms and conditions of this Agreement will commence on the date hereof and continue for a period of five (5) years ("Employment Term"). Commencing on the date of execution of this contract the Employment Term shall be extended on a daily basis such that the remaining term shall at all times be five (5) full years.

1.3 Executive Duties. As the Company's Chief Executive Officer, the
Executive shall perform such duties as are requested by and shall report directly to the Company's Board of Directors. The Executive agrees to devote his full business time (with allowances for vacations and sick leave) and attention and best efforts to the affairs of the Company and its subsidiaries and affiliates during the Employment Term.


                              ARTICLE II
                       COMPENSATION AND BENEFITS

2.1 Annual Salary. During the Employment Term, Company shall pay to
Executive a base salary of not less than Two Hundred Thousand
Dollars
($200,000.00) per annum during the first year of this Agreement and shall increase by ten percent (10%) of the amount paid in the prior year on each anniversary date thereafter. This base salary ("Base Salary") shall be deemed to accrue from day to day but it shall be payable in substantially equal semi-monthly installments in accordance with regular payroll practices adopted by BRIDGE from time to time. The Company will review annually and may, in the discretion of the Board of Directors, increase such base salary in light of the Executive's performance, inflation in cost of living or other factors. The Company also shall pay to the Executive an annual incentive compensation bonus to be calculated and paid as set forth in Exhibit A. For purposes of this Agreement, the Executive's annual base salary and annual incentive compensation bonus collectively shall be referred to herein as his "Annual Salary".

2.2 Common Stock in Lieu of Salary. Executive will have the right of receiving each year up to fifty percent (50%) of his total annual compensation in the form of Company's common stock at a fair market price.
The fair market price shall be the price of common stock on the first day of the last month of each calendar quarter, and Executive shall have the right to purchase such stock on that date of each calendar quarter for that quarter.

2.3 Benefits. In addition to compensation Executive shall be eligible for participation in and covered by any and all such performance, bonus, profit sharing, incentive, stock option, stock warrants and other compensation plans and such medical, dental, disability, life, and other insurance plans and such other benefits generally available to other employees of the Company in similar employment positions, on the same terms as such employees, subject to meeting applicable eligibility requirements (collectively referred to herein as the "Company Benefit
Plans"). Specifically Company shall also furnish the following benefits to
Executive:

(a) Fringe Benefits. Executive and his wife and dependents shall receive health insurance, including both medical and dental coverage
("Health Insurance") from Company in amounts to be determined by the
Board. Executive shall have the option, however, of receiving, in lieu of the Health Insurance, an amount of cash ("Alternative Health Insurance
Compensation") or stock at fair market price equal to Company's cost of providing the Health Insurance. Executive shall also be entitled to receive any other fringe benefits which are customarily afforded to other employees of BRIDGE, including, but not limited to, the right to participate in any tax-qualified pension or profit-sharing plan which may be adopted and/or maintained by Company; provided, however, Company is under no obligation to adopt or maintain any such pension or profit sharing plans or other fringe benefits, now or at any time in the future.

(b)  Stock Options.  Company hereby grants to Executive an option
("Stock
Option") to purchase: (a) up to One Hundred Thousand (100,000.00) shares of Company common stock ("BT Stock") and (b) up to that number of shares of BT Stock equal to the Alternative Health
Insurance Compensation, if any, divided by one-half, all at an exercise price of fifty cents ($.50) per share, which is the current fair market value of the BT Stock. The Stock Option shall terminate one (1) year after the termination of Executive's employment under this Agreement.
Executive must represent that he is acquiring the BT Stock for investment purposes. Company agrees to take all steps necessary to assure that the issuance of the BT Stock upon the exercise of the Stock Option shall be treated as a transaction exempt from the registration requirements under applicable federal and state securities laws. In order to effectuate this
Stock Option exercise, Executive must deliver a written notice to Company of his intention to exercise the Stock Option ten (10) days prior to such exercise accompanied by full payment of the Stock Option exercise price.
The instruments evidencing the BT Stock shall carry a restrictive legend indicating that the BT Stock has not been registered under applicable federal and state securities laws and must not be transferred without compliance with said registration requirements or utilization of an available exemption or exemptions therefrom.

2.4 Vacation and Holidays. The Executive shall be entitled to an annual vacation leave of one (1) week for each four months worked at full pay or such greater vacation benefits as may be provided for by the Company's vacation policies applicable to senior executives of the Company. Any unused vacation time may be accumulated and carried over from one year to the next; provided, however, if any vacation time would otherwise be carried over for a second year, the Executive may, at his option, elect not to have such vacation time carried over but may instead request the
Company to compensate the Executive for such vacation time by paying the
Executive for such time at the Executive's then current base salary rate.
Executive shall be entitled to receive payment in lieu of any unused vacation time. All vacation time must be taken at times convenient to
Company, and must be taken in increments of no more than five (5) business days at any one (1) time unless prior approval is granted by the Board.
Except to the extent that accumulated vacation time is paid off by the
Company as described above, none of the accumulated vacation time will be lost for any reason. Executive shall be entitled to such holidays as are established by the Company for all employees. Up to 50% of accumulated vacation pay may be received in the form of Company's common stock at a fair market price. The fair market price shall be the price of common stock on the first day of the last month of each calendar quarter, and
Executive shall have the right to purchase such stock on that date of each calendar quarter for that quarter.

2.5 Automobile Allowance. The Company shall provide the Executive with a representative automobile and pay all expenses to operate such company automobile, or an automobile allowance in the amount of Eight Hundred
Dollars ($800) per month as reimbursement to the Executive of costs and expenses incurred by the Executive for the purchase or lease and maintenance and operation of an automobile for use by the Executive in the performance of the Executive's duties hereunder. Such automobile allowance shall be paid in substantially equal semi-monthly installments. Alternately Company may lease a vehicle for Executive's use in performance of his duties up to a total of $800.00 per month.

2.6 Reimbursement of Expenses. The Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by the Executive in performance of his duties hereunder, including without limitation all expenses of subscriptions to trade magazines and other periodicals, travel, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. All requests for reimbursement shall be accompanied by the supporting documentation as required by the accounting firm from time to time. Reimbursement will be made within fifteen (15) days of receipt of properly submitted expense form.

2.7  Benefits Payable with Disability.  If Executive suffers a
"Continuing
Disability," as defined in Article IV below, Company shall continue to pay his Base Salary for up to a maximum of one hundred eighty (180) days;
provided that this amount shall be reduced by the amount of any disability insurance payments received by Executive.

2.8. Life Insurance and Tax preparation. The Company shall
maintain for
the Executive during the term of this Agreement a life insurance policy of
not less than One Million Dollars ($1,000,000). In addition, the Company shall provide to the Executive a One Thousand Dollar ($1,000)
annual tax preparation allowance.

                    ARTICLE III
                    CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality. During Executive's employment by the Company or thereafter at anytime, Executive will not disclose, directly or indirectly, to any person or entity or use for Executive's own benefit any trade secrets or confidential information relating to the Company's business, operations, marketing data, business plans, strategies, employees, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or any of its clients, customers, consultants, or licensees, known, learned, or acquired by Executive during the period of Executive's employment by the Company
(collectively "Confidential Information"), except as may be necessary in the ordinary course of performing Executive's particular duties as an employee of the Company.

3.2 Proprietary Information. Executive will promptly disclose and assign to Company all ideas, processes, inventions and improvements coming within the scope of Company's business, conceived by him alone or with others during the term of his employment, and Executive will assist the Company in the development of such proprietary information. All such ideas, processes, inventions and improvements shall be the sole and exclusive property of the Company. In the event any such idea, process, invention or improvement shall be deemed by Company or Executive to be patentable,
Executive shall assist Company in obtaining a patent or patents thereon, and he shall execute all documents and do all other things necessary or proper to obtain letters patent and to assign to and vest Company with full title thereto.

3.3 Return of Confidential Material. Executive shall promptly deliver to the Company on termination of Executive's employment with the Company, whether or not for Cause and whatever the reason, or at any time the
Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies of such materials which Executive may then possess or have under Executive's control. Upon termination of Executive's employment by the Company,
Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the
Company.

3.4 Prohibition on Solicitation of Customers. During the term of Executive's employment with the Company, and for a period of one
(1) year
thereafter, Executive shall not, directly or indirectly, either for
Executive or for any other person or entity, solicit any person or entity to terminate such person's or entity's contractual and/or business relationship with the Company, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship.
None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

3.5 Prohibition on Solicitation of Employees, Agents or
Independent
Contractors After Termination. During the term of Executive's employment with the Company and for a period of one (1) year following the termination of Executive's employment with the Company, Executive will not solicit any of the employees, agents, or independent contractors of the
Company to leave the employ of the Company for a competitive company or business. However, Executive may solicit any employee, agent or independent contractor who voluntarily terminates his or her employment with the Company after a period of ninety (90) days have elapsed since the termination date of such employee, agent or independent contractor. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

3.6 Right to Injunctive and Equitable Relief. Executive's obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Article III are of a special and unique character which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event Executive breaches such obligations. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of Executive and the rights and remedies of the Company under this Article
III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or Confidential Information.

3.7 Survival of Obligations. Executive agrees that the terms of this
Article III shall survive the term of this Agreement and the termination of Executive's employment by the Company.


                            ARTICLE IV
                           TERMINATION

4.1 Definitions. For purposes of this Article IV, the following definitions shall be applicable to the terms set forth below:

     a) Cause. "Cause" shall mean only the following: (i) the Executive's death or Disability; (ii) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness) after two consecutive demands for substantial performance are delivered by the Company within a 90 day period. The demands must specifically identify the manner in which the Company believes the Executive has not substantially performed his or her duties; (iii) conviction of a felony under the laws of the State of California; or (iv) habitual drunkenness or illegal drug use by Executive. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without a reasonable belief that such action or omission by the Executive was in the best interest of the Company. Notwithstanding anything to the contrary in the foregoing, no termination or other action shall be considered to be for Cause under this Agreement unless (x) the Executive first shall have received at least two consecutive written notices within 90 day period setting forth the reasons for the Company's intention to terminate or take other action and shall have been provided an opportunity to appear twice, accompanied by counsel, and be heard before the Board of Directors; (y) after such appearances before the Board, the Board of Directors shall have duly adopted by unanimous vote of the Directors of the Company then in office, and shall have provided to the Executive a certified resolution finding that in the good faith opinion of such Directors the Executive was guilty of conduct constituting Cause, as set forth above, and specifying the particulars thereof in detail; and (z) the Executive shall have failed to cure or remedy the event constituting Cause within 30 days after the Executive's receipt of such certified resolution from the Board of Directors.

     b) Continuing Disability. A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to
Disability.

For the purposes of this Agreement, the term "Continuing Disability" shall mean generally that Executive has suffered an accident or illness resulting in a physical or mental disease, impairment, incapacity or other condition as a result of which the Executive becomes unable to continue to properly perform all of his duties hereunder, (reasonable absences because of sickness for up to three (3) consecutive months are excepted), and that this condition can be expected to continue (or has continued) for a period of more than one hundred eighty (180) days in any period of twenty-four
(24) consecutive months.

     c) Good Reason. "Good Reason" shall mean each of the following: (i) the failure of the Company to vest the Executive, without the Executive's consent, with the powers and authority of the Executive's office or position of employment as contemplated herein, or any removal of the
Executive from or failure to re-elect the Executive, without the Executive's consent, to a position of employment consistent with the position and status of Executive as set forth herein; (ii) a failure by the Company to pay Executive's salary as contemplated herein (iii) a failure by the Company to promptly reimburse Executive as herein stipulated (iv) a reduction by the Company, without the Executive's consent, in the Executive's annual base salary as it may exist from time to time; (v) a failure by the Company, without the Executive's consent, to continue any Company Benefit Plans in which the Executive presently is entitled to participate, as the same may be modified from time to time;
(vi)a failure, without the Executive's consent, by the Company to continue the Executive as a participant in any Company Benefit Plans on at least the same basis as he presently participates in such plans; (vii) the requirement by the Company, without Executive's consent, that the Executive be based anywhere other than within thirty (30) miles of the
Executive's present office location, except for required travel on the
Company's business to an extent substantially consistent with the Executive's present business travel obligations; (viii) a failure by the
Company to comply with any material provisions of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by the Company within such thirty-day period; or (ix) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform this Agreement; provided, however, that any of the foregoing actions shall not be considered to be
Good Reason if such action is undertaken by the Company for Cause.

4.2 Continuing Disability. Company shall have the option of terminating this Agreement on the date that Executive suffers a Continuing Disability
(as defined below). If the Board determines that Executive suffers from a
Continuing Disability, it shall give Executive written notice of this determination, and the notice shall specify the Termination Date.

The determination that Executive has become disabled (and, if so, whether
the disability is continuing) shall be made by: (i) the unanimous agreement of a majority of the Board of Directors and Executive (or the personal representative of Executive); or, if they do not agree, then by
(ii) the disability insurance carrier, if any disability insurance is in
effect for Executive; or, if no insurance is in effect, then by
(iii) a
physician mutually selected by the Board and Executive (or the personal
representative of Executive); or if they do not agree, then by
(iv) at
least two (2) out of three (3) physicians, one of whom shall be selected
by the Board, the second of whom shall be selected by Executive
(or the
personal representative of Executive), and a third physician, who shall be
selected by the first two.

4.3 Termination by Executive.  Executive may terminate this
Agreement by
delivering a written notice to Company at least hundred and twenty
(120)
days in advance of the Original Expiration Date or the Renewal Date, as the case may be. Company may terminate this Agreement for the reasons as set forth in this Section IV. In each case, Executive's last day of employment shall be the "Termination Date."

4.4 Termination by Company. Executive's employment hereunder may be
terminated by the Company immediately for Cause. Subject to the other
provisions contained in this Agreement, the Company may terminate this
Agreement for any reason other than Cause upon hundred and twenty
(120)
days' written notice to Executive. The effective date of termination
("Effective Date") shall be considered to be hundred and twenty
(120) days
subsequent to the receipt of a written notice of termination by Executive;
however, the Company may elect for Executive leave the Company immediately.

4.5 Compensation Upon Termination. If Company terminates Executive's employment for any reason other than for cause as defined above, then
Company shall pay Executive as per Article I Paragraph 1.2 and continue to provide the health insurance set forth in Section 2.3 (a) herein. All stock options granted, both exercised and not exercised prior to termination, shall be deemed vested upon termination. Company shall be responsible for the cost of any registration of stock or removal of restrictions on all stock owned by Executive.

4.6 Severance Benefits Received Upon Termination. If (a) (i) at any time the Executive's employment is terminated by the Company for Cause, or (ii) at any time the Executive's employment is terminated by the Executive without Good Reason, the Company shall pay the Executive his base salary through the end of the 120 day Notice period during which such termination occurs (or at the Executive's election, the rate in effect on the first day of the month preceding the month in which the date of termination occurs) plus payment for any accrued vacation and other benefits. Thereafter the Company shall have no further obligations under this
Agreement to the Executive or his or her dependents, beneficiaries or estate; provided, however, that the Company will continue to honor any obligations that may have been accrued under then existing Company Benefit
Plans or any other agreements or arrangements applicable to the Executive.

(b) If (i) at any time the Executive's employment is terminated by the
Company without Cause, or (ii) at any time the Executive's employment is terminated by the Executive for Good Reason, then the Company shall:

     (1) pay to the Executive within three business days following the date of termination his monthly base salary in effect on the date of the termination through the end of the month during which such termination occurs, plus all payments for any vacation earned but not taken, plus all accrued benefits; and

     2) pay to the Executive as severance pay in a lump sum, in cash, within five business days following the date of termination, an amount equal to (i) the Executive's monthly base salary in effect on the date of termination, multiplied by (ii) fifty-nine (59) months; provided, however, that if the lump sum severance payment under this Section 4.5(b)(2), either alone or together with other payments which the Executive has the right to receive from the Company, would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986,
as amended (the "Code")), such lump sum severance payment shall be paid over threee months so no portion of thelump sum severance payment under this Article III will be subject to the excise tax imposed by
Section 4999
of the Code. The determination of any reduction in the lump sum severance payment under this Section 4.5(b)(2) pursuant to the foregoing proviso shall be made by independent auditors in good faith and such determination shall be conclusive and binding on the Executive and the Company;

     (3) pay to the Executive a sum equal to (i) one-month of the Executive's annual compensation bonus for the entirety of the year in which the termination occurs, multiplied by (ii) the number of months or portion thereof the Executive was employed by the Company during the year in which the termination occurs. The Company shall make such incentive compensation bonus payment to the Executive concurrently with its payment of bonuses to other executives of the Company; and

     (4) maintain at the Company's expense, in full force and
effect, for
the Executive's continued benefit until the earlier of (i) two years after
the date of termination or (ii) the Executive's commencement of full time
employment with a new employer,   all automobile, automobile
insurance,
life insurance, medical, health and accident, and disability plans, stock options, stock bonuses and programs or arrangements in which the Executive was entitled to participate immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans or programs. Subsequent health insurance benefits will be in accordance with COBRA.

4.7 No Obligation to Mitigate Damages; No Effect on Other
Contractual
Rights.
     (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise (except as provided in Section 4.5(b)(3)).

     (b) The provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Company
Benefit Plan, employment agreement or other contract, plan or arrangement.

4.8 Death. This Agreement shall automatically terminate for cause on the date that Executive dies.

                                       ARTICLE V
          ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

5.1 Assumption of Obligations. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the
Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall constitute a material breach of this Agreement. As used in this
Agreement, "Company" shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided or in this Article V or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the
Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in this Agreement shall in addition include such employer. In such event, the
Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to this Agreement.

5.2 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.


                              ARTICLE VI
                               GENERAL PROVISIONS

6.1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

        If to the Company:           Bridge Technology, Inc.
                                    1815 East Carnegie
                                    Santa Ana, CA. 92705
                                       Attn: John Gauthier,
Secretary

        If to the Executive:         John J. Harwer
                                    59 Sillero
                                    Rancho Santa Margarita
                                     CA. 92688

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6.4 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

6.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.8 Assignment. Subject to the provisions of Article V hereof, this
Agreement and the rights, duties, and obligations hereunder may not assigned or delegated by any party without the prior written consent of the other party. Notwithstanding the foregoing provisions of this Section
6.8, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company;
provided that such person assumes the Company's obligations under this
Agreement in accordance with Section 5.1.

6.9 Arbitration. Any controversy, dispute, claim or other matter in question arising out of or relating to this Agreement shall be settled, at the request of either party, by binding arbitration in accordance with the
Commercial Arbitration Rules of the American Arbitration
Association
("AAA"), and judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, subject to the following terms, conditions and exceptions:



     (a) Notice of the demand for arbitration shall be filed in writing with the other party and with the AAA. There shall be a panel of three (3) arbitrators whose selection shall be made in accordance with the procedures then existing for the selection of such arbitrators by the AAA.

       (b) Reasonable discovery shall be allowed in arbitration.

       (c) The costs and fees of the arbitration shall be allocated by the arbitrators.

                     (Signature Page to the Employment Agreement)

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              JOHN J. HARWER

                              "HARWER"

                         BRIDGE TECHNOLOGY, INC.,
                              A Nevada corporation


                              By: John T. Gauthier
                              Its: President, CEO & Chairman
                              "BRIDGE TECHNOLOGY"


                               BRIDGE R&D
                         A California corporation


                         By: John T. Gauthier
                         Its: CFO & Director

                              "BRIDGE R&D"